AMENDMENT AGREEMENT


             THIS AMENDMENT AGREEMENT, dated as of August 23, 1997, by and between LaCrosse Footwear, Inc., a Wisconsin corporation ("LaCrosse"), Rainfair, Inc., a Wisconsin corporation formerly known as Rainco, Inc. ("Company"), and Craig L. Leipold, an individual resident of Wisconsin ("Leipold").

                              W I T N E S S E T H:

             WHEREAS, Leipold currently owns 1,250 shares of the Company's Class B Common Stock;

             WHEREAS, LaCrosse, the Company and Leipold are parties to that certain Shareholders' Agreement, dated as of May 31, 1996 ("Shareholders' Agreement");

             WHEREAS, the Company and Leipold Holding Company are parties to that certain Sublease, dated as of May 31, 1996, as amended ("Sublease").

             WHEREAS, LaCrosse, the Company and Leipold are parties to that certain Employment Agreement, dated as of May 31, 1996 ("Employment Agreement");

             WHEREAS, pursuant to such Employment Agreement, the Company has granted stock options to Leipold pursuant to separate Stock Option Agreements, dated as of May 31, 1996, and May 31, 1997, respectively (individually a "Stock Option Agreement" and collectively the "Stock Option Agreements");

             WHEREAS, the Shareholders' Agreement, the Employment Agreement, the Sublease and the Stock Option Agreements are individually referred to herein as a "Prior Agreement" and collectively as the "Prior Agreements"; and

             WHEREAS, any capitalized term used in this Amendment Agreement without definition shall have the meaning given it in the Shareholders' Agreement or such other Prior Agreement.

             NOW, THEREFORE, in consideration of the mutual promises set forth herein, the parties, intending to be legally bound, hereby agree as follows:

        1.   Exercise of Option; Shareholders' Agreement.

             The parties agree that LaCrosse is entitled to exercise immediately and does hereby exercise the Option to purchase the 1,250 shares ("Shares") of Class B Common Stock held by Leipold for an aggregate cash purchase price of Two Million Three Hundred Sixty-Four Thousand Five Hundred Sixty-Seven Dollars ($2,364,567) ("Purchase Price"). The Closing for the sale and purchase of the Shares pursuant to the exercise of the Option shall take place on December 1, 1997 ("Closing Date"), in accordance with the procedures outlined in Section 5(f) of the Shareholders' Agreement except that the Purchase Price shall be paid by wire transfer to an account designated by Leipold in writing. At the time of the Closing, the Shareholders' Agreement shall terminate and no longer be effective for any purpose.

        2.   Resignations of Directors.

             Concurrently with the Closing, Leipold and Christian Steinmetz shall resign as directors of the Company.

        3.   Prior Agreements Continue in Full Force and Effect.

             Except as expressly provided herein, all of the Prior Agreements (other than the Shareholders' Agreement which is dealt with as provided in Paragraph 1 above) shall continue in full force and effect. Without limiting the generality of the foregoing, the Employment Agreement, the Sublease and the Stock Option Agreements shall continue in full force and effect.

        4.   Release.

             Each of the parties hereto, on his/its behalf and on behalf of his/its respective heirs, successors, assigns, personal representatives and agents (individually a "Releasing Party" and collectively "Releasing Parties"), does hereby:

             a. Absolutely and unconditionally release, remise and forever discharge the other parties hereto, each of its subsidiaries, and each of their respective heirs, personal representatives, shareholders, directors, officers, agents, representatives, successors and assigns (individually a "Released Party" and collectively the "Released Parties"), from and against any and all claims, demands, rights and liabilities of any nature and kind whatsoever which any Releasing Party may have as of the date hereof against any Released Party related to the performance, non-performance or termination of the Shareholders' Agreement. All claims, demands, rights and liabilities which a Releasing Party has against any Released Party, whether known or unknown, foreseen or unforeseen, absolute or contingent, are hereby extinguished.

             b. Covenant and agree not to sue, institute any action or proceeding whatsoever (legal, equitable or otherwise) against, or threaten to sue or to institute any action or proceeding against, any Released Party with respect to any claim, demand, right or liability released in Paragraph 4(a) above.

        5.   Indemnification.

             Each of Leipold, on the one hand, and each of LaCrosse and the Company, on the other hand, covenants and agrees to hold the other and each Released Party harmless from and against any loss, cost, damage or expense (including, without limitation, reasonable attorneys' fees) in connection with any breach of this Amendment Agreement.

        6.   Miscellaneous.

             Except for the Prior Agreements, this instrument embodies the entire agreement between the parties hereto with respect to the subject matter of this Amendment Agreement, and there have been and are no agreements, representations or warranties between the parties hereto other than those set forth or provided for herein. This Amendment Agreement may not be amended, modified or supplemented other than in a writing signed by all parties hereto. This Amendment Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument. The headings in the Amendment Agreement are inserted for convenience only and shall not constitute a part of this Amendment Agreement. The parties agree that if any provision of this Amendment Agreement shall under any circumstances be deemed invalid or inoperative, this Amendment Agreement shall be construed with the invalid or inoperative provision deleted, and the rights and obligations of the parties shall be construed and enforced accordingly. This Amendment Agreement shall be governed by and construed in accordance with the internal law of the State of Wisconsin.

             IN WITNESS WHEREOF, the parties hereto have caused this Amendment Agreement to be duly executed as of the day and year first above written.


                                 /s/ Craig L. Leipold                  (SEAL)
                                 Craig L. Leipold


                                 LaCROSSE FOOTWEAR, INC. ("LaCrosse")



                                 By:  /s/ Patrick K. Gantert
                                      Patrick K. Gantert, President


                                 RAINFAIR, INC.  (the "Company")


                                 By:  /s/ Craig L. Leipold
                                      Craig L. Leipold, President